EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

In this Purchase and Sale Agreement (as amended from time to time, this “Agreement”) the following terms shall have the following meanings:

Date:	July 13, 2015
Seller:
DW Glendale CA Landlord, LLC
c/o SunTrust Equity Funding, LLC
3333 Peachtree Road, NE, 10th Floor
Atlanta, Georgia 30326
Attn: Greg Nail
Telephone: (404) 926-5456
Facsimile: (404) 439-7652
E-mail: greg.s.nail@suntrust.com

Buyer:
Griffin Capital Corporation
1520 E. Grand Avenue
El Segundo, California 90245
Attn: Michael Escalante
Telephone: (310) 469-6105
Facsimile: (310) 606-5910
E-mail: mescalante@griffincapital.com

Griffin Capital Corporation
1520 E. Grand Avenue
El Segundo, California 90245
Attn: Louis Sohn
Telephone: (310) 469-6108
Facsimile: (310) 606-5910
E-mail: lsohn@griffincapital.com

With a copy to:

Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, Illinois 60015
Attn: Mary Higgins
Telephone: (847) 267-1180
Facsimile: (847) 267-1237
E-mail: mhiggins@griffincapital.com

Premises:
The land described in Exhibit A attached hereto, together with all of Seller’s rights, title and interests, if any, in and to (a) all rights and appurtenances pertaining thereto, including, without limitation, (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants, easements, privileges, and hereditaments pertaining thereto, whether or not of record, and
(iv) all access, air, water, riparian, development, utility, and solar rights, (b) the improvements thereon, and all fixtures owned by Seller and located thereon (specifically excluding any fixtures or personal property owned by the Tenant (as defined below), and (c) all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the land or improvements, to the extent assignable.

Lease:
The Lease between the Seller and Dreamworks Animation SKG, Inc. (“Tenant”), dated as of February 23, 2015 (the “Lease”), pursuant to which Seller has leased the Premises to Tenant. The Lease and the related documents set forth in Exhibit B are collectively referred to herein as the “Lease Documents”.

Purchase Price:	$215,000,000.00.
Earnest Money Deposit:
$10,000,000.00 (the “Earnest Money Deposit”), which is to be delivered to the Escrow Agent within two (2) Business Day of the exchange by email of a fully executed copy of this Agreement by Buyer and Seller (the “Effective Date”). If any portion of the Earnest Money Deposit is not delivered on the date set forth in the previous sentence, this Agreement shall be void and of no further force or effect.

Escrow Agent/Title Company:	Amy Hiraheta Chicago Title Insurance Company National Commercial Services 725 South Figueroa Street, Suite 200 Los Angeles, California 90017 Tel: 213-488-4373 Fax: 213-612-4116 Email: amy.hiraheta@ctt.com

Exhibits Attached:	A. B. C. D. E. F. G. H. I. J.
Legal Description of Premises
List of Lease Documents
List of Environmental Reports
Form of Lease Assignment
Form of Tenant Estoppel
Escrow Agreement
Form of Deed
Form of Bill of Sale and Assignment
Lease Amendment
Side Letter Regarding Maintenance

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, transfer and convey the Premises to Buyer, and Buyer agrees to acquire the Premises from Seller, on the terms and conditions set forth herein. The terms and conditions under which the Premises shall be conveyed are as follows:
1.Closing. The date (the “Closing Date”) for the performance of this Agreement (the “Closing”) shall be such Business Day occurring on or prior to July 21, 2015, as Buyer and Seller shall mutually agree on. The Closing shall be accomplished by mail and wire transfer and shall consummate at the offices of Escrow Agent on the Closing Date, unless otherwise agreed upon in writing by Buyer and Seller.
2.Deed. At the Closing, Seller shall assign, transfer and convey the Premises to Buyer by execution and delivery of a California grant deed in recordable form (the “Deed”) in the form attached hereto as Exhibit G.
3.Conditions Precedent to Closing. (a) Buyer’s obligation to acquire the Premises is conditioned on all of the following, any or all of which may be expressly waived by Buyer, in writing, at its sole option:
(i)Title. A final examination of the title to the Premises by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters expressly approved or deemed approved by Buyer in accordance with this Agreement, and Title Company shall be irrevocably committed to issue to Buyer a standard 2006 CLTA Extended Coverage Owner’s title insurance policy, together with the endorsements requested by Buyer that are available in the State of California, insuring title to the Premises in the amount of the Purchase Price, subject only to the Permitted Exceptions and such other matters expressly approved or deemed approved by Buyer in accordance with this Agreement; provided, however, the Title Company’s commitment to provide any component of coverage for which the Title Company requires an ALTA survey shall only be a condition to Closing if Buyer, at its own expense, provides an acceptable ALTA survey to the Title Company.
(ii)Tenant Estoppel Certificate. Buyer shall have received, on or before the Closing Date, an executed Tenant Estoppel Certificate (defined below) from Tenant.
(iii)Delivery of Closing Documents. Seller shall have delivered each of the Seller Closing Documents (as defined below) required to be delivered pursuant to this Agreement.
(iv)Covenants, Representations and Warranties. Seller shall not be in material breach of any of covenants it has made in this Agreement. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
(v)Tenant Financial Condition. Tenant shall not have filed for, or become subject to, any bankruptcy, insolvency, reorganization or similar proceeding, whether voluntary or involuntary.
(vi)Tenant Lease Amendment; Acknowledgment of Side Letter. Seller shall have delivered to Buyer an amendment to the Lease in the form attached hereto as Exhibit I, executed by Tenant and Seller, and Tenant's acknowledgment of the "Side Letter," as defined in Section 4(b)(v) below, executed by Tenant.
(b)    Seller’s obligation to assign, transfer and convey the Premises is conditioned on all of the following, any or all of which may be expressly waived by Seller, in writing, at its sole option: (i) all representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date, (ii) Buyer shall have delivered all of the documents and other items required pursuant to Section 4(b) and shall have performed all other covenants, undertakings and obligations to be performed by Buyer at or prior to the Closing, and (iii) the Escrow Agent shall have received the Purchase Price in immediately available funds.
4.Closing Deliveries. (a) At the Closing, Seller shall deliver or caused to be delivered to Buyer the following (collectively, the “Seller Closing Documents”):
(i)An original executed copy of the Deed, an original executed copy of an assignment of the Lease in substantially the form attached hereto as Exhibit D (the “Lease Assignment”), an original executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit H, an original Certification of Non-Foreign Status (“Seller FIRPTA Certificate”), and an original California Form 593-C ("593-C"), in each case executed by Seller;
(ii)An originally signed Lease;
(iii)An original counterpart copy of an estoppel certificate (the “Tenant Estoppel Certificate”) in substantially the form attached hereto as Exhibit E executed by Tenant;
(iv)A notice to Tenant of the transfer of fee interest (the “Notice of Transfer”);
(v)A settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in this Agreement or otherwise agreed upon by Seller and Buyer (the “Settlement Statement”);
(vi)Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Premises, in each case, to the extent such forms are required to be executed by Seller; and

(vii)Such other affidavits, documents and certificates as may be customarily and reasonably required by the Escrow Agent in order to effectuate the transaction contemplated hereby, including such evidence of Seller's authority to consummate the sale of the Premises as the Escrow Agent may reasonably request.
(b)    At the Closing, Buyer shall deliver to Seller the following (collectively, the “Buyer Closing Documents”):
(i)An original executed counterpart of the Lease Assignment, executed by Buyer;
(ii)The Notice of Transfer, executed by Buyer, together with Buyer’s W-9 (which Buyer shall send to Tenant promptly after Closing);
(iii)An executed Settlement Statement;
(iv)Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Premises, in each case, to the extent such forms are required to be executed by Buyer;
(v)A side letter regarding the maintenance status of the Premises in the form attached hereto as Exhibit J executed by Buyer (the "Side Letter"); and
(vi)Such other affidavits, documents and certificates as may be customarily and reasonably required by Seller’s counsel or the Escrow Agent in order to effectuate the transaction contemplated hereby.
5.Payment of Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, the Purchase Price as follows:
a.The Earnest Money Deposit shall be credited against the Purchase Price; and
b.the remainder of the Purchase Price shall be paid at the Closing in cash or its equivalent by federal wire transfer of immediately available funds.
6.Duties of Escrow Agent. The Earnest Money Deposit shall be held by Escrow Agent, and shall be duly accounted for at the Closing. Escrow Agent shall place the Earnest Money Deposit in an interest-bearing escrow account at a commercial bank selected by Escrow Agent whose deposits are insured by the Federal Deposit Insurance Corporation in accordance with the Escrow Agent’s standard escrow agreement. All interest earned on the Earnest Money Deposit shall accrue to the benefit of Buyer. Prior to Buyer’s making the Earnest Money Deposit, Seller, Buyer and Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit F attached hereto (the “Escrow Agreement”).
7.Remedies for Seller’s Breach.
If, on or before the Closing Date, (x) Buyer is or becomes aware that any of the representations and warranties made by Seller in this Agreement, or in any document or instrument executed by Seller and delivered to Buyer in connection with this Agreement or the Closing hereunder, including the representations made in this Agreement, are not true and correct in any material respect that would adversely affect Buyer’s use and enjoyment of the Premises, or (y) Buyer is or becomes aware that there is any material inaccuracy in any certifications, schedules, or statements prepared and executed by Seller and delivered to Buyer, or (z) Seller has failed to perform in any respect any of the covenants, agreements and indemnities contained herein or in any of the aforesaid other documents and instruments to be performed by it within the time for performance as specified herein (including Seller’s obligation to close) or therein, then, provided Buyer has notified Seller in writing of same and Seller has failed to cure such condition or circumstance or non-performance within ten (10) days of receipt of such notice, Buyer’s remedies on account of any such breach shall be to:
(i)terminate this Agreement by delivering written notice of Buyer’s election to terminate to Seller and Escrow Agent, in which event the Earnest Money Deposit (and all interest thereon) shall be returned immediately to Buyer and, if such breach is a Willful Breach (as defined below), Seller shall promptly reimburse Buyer for its actual third party out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but, not limited to reasonable attorneys’ fees and expenses) up to $125,000 in the aggregate, and neither party shall have any rights, duties or obligations hereunder, other than the obligations and rights set forth herein that expressly survive the termination of this Agreement; or
(ii)complete the purchase of the Premises without any adjustment to the Purchase Price, in which event Buyer waives its right to seek reimbursement from Seller for all of its damages incurred as a result of Seller’s breach hereunder; or
(iii)waive any claim for damages (except for reimbursement for costs and expenses as set forth in this clause (iii)) and file an action (the “Specific Performance Action”) for specific performance of this Agreement to compel Seller to close, and, if such breach is a Willful Breach, Buyer shall be entitled to reimbursement for all of its reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with such Specific Performance Action, if it prevails. Seller expressly waives its right to demand that Buyer post a bond to proceed with the Specific Performance Action.
A “Willful Breach” by Seller is defined as (i) the execution of a contract for sale or option contract for sale of the Premises (which shall not include the Lease) to any other buyer prior to the Closing Date (unless Seller or Buyer has terminated this Agreement in accordance herewith or Buyer has breached its obligations hereunder), (ii) the willful and intentional refusal by Seller to perform, or willful and intentional breach by Seller of, Seller’s obligations under this Agreement, including the willful and intentional refusal by Seller to deliver the Seller Closing Documents to be executed by Seller or failure to authorize escrow to close the transaction at such time as all of the conditions precedent to Seller’s obligations to close have been satisfied, or failure to satisfy any Seller Encumbrance on or before the Closing Date, (iii) the inability of Seller to deliver the Tenant Estoppel Certificate in substantially the form attached hereto solely as a result of acts or omissions by Seller under the Lease, (iv) an intentional misrepresentation by Seller pursuant to Section 11, or (v) notwithstanding (iv) above, the inaccuracy (whether or not intentional or willful) of Seller's representation set forth in the first two sentences of Section 11(f).
8.Condition of Premises. BUYER ACKNOWLEDGES THAT THE ACQUISITION OF THE PREMISES BY BUYER IS ON A STRICTLY “AS IS” BASIS, WITHOUT REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, AND WITHOUT RECOURSE TO SELLER, ALL EXCEPT AS EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, CONCERNING THE PREMISES, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS, GEOLOGICAL CONDITIONS, DRAINAGE ISSUES, SOIL CONDITIONS, ZONING, THE AVAILABILITY OF UTILITIES, VALUE, COMPLIANCE WITH PLANS AND SPECIFICATIONS, DESIGN, USE, TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In addition, Buyer hereby acknowledges that Tenant’s obligations with respect to insurance coverage regarding the Premises are set forth in the Lease, and Tenant has no obligation to provide any additional or different coverage; if Buyer requires additional or different coverage, such coverage shall be the sole responsibility of Buyer.
9.Buyer’s Default; Liquidated Damages. If Buyer fails to deliver the Buyer Closing Documents at the time of the Closing or to pay the Purchase Price at the Closing, Escrow Agent shall pay the Earnest Money Deposit to Seller, and the Earnest Money Deposit shall be retained by Seller as full liquidated damages, and as full compensation for its injuries and not as a penalty, and that shall be Seller’s sole and exclusive remedy at law or equity for Buyer’s breach of its obligation to purchase the Premises. In no event shall Seller be entitled to specific performance of this Agreement based on any breach or default by Buyer of its obligation to purchase the Premises pursuant to the terms of this Agreement. The parties acknowledge that, if Buyer fails to fulfill Buyer’s agreements hereunder, it would be impossible to compute exactly Seller’s damages. Buyer and Seller have taken these facts into account in setting the amount of the Earnest Money Deposit and agree that the Earnest Money Deposit is a reasonable pre-estimate of probable loss and such sum represents full liquidated damages and not any penalty against Buyer. If Buyer purchases the Premises pursuant to this Agreement, this liquidated damages provision shall not be applicable to any default or breach by Buyer of any indemnification, defense or hold harmless obligation or restoration obligation of Buyer under this Agreement, or any other obligation of Buyer that expressly survives the termination of this Agreement. This liquidated damages provision also shall not serve as a limitation on (i) the Buyer's indemnity obligation set forth in the last paragraph of Section 13 nor (ii) the amount of reasonable attorneys' fees that Seller may pursue or collect from Buyer in the event Seller incurs attorneys' fees in a successful attempt to collect or retain the liquidated damages referred to herein . By initialing this Section 9 below, Seller and Buyer agree to the terms of this Section 9.
Buyer's Initials: /s/ ME
Seller's Initials: /s/ AM
10.Brokerage. Seller and Buyer each represent that they have dealt with no broker in connection with this Agreement other than CBRE, Inc. (the "Broker"). If the transactions contemplated by this Agreement are consummated, Seller shall pay a commission and/or fee to the Broker pursuant to the terms of a separate agreement with them. Seller and Buyer each agree to indemnify and hold the other person harmless from and against any claim, liability, loss, cost, damage or expense, including court costs and attorneys' fees, resulting from a breach of the above representations or, in the case of Seller, its failure to pay such commission or fee to the Broker. The provisions of this Section shall survive the Closing.
11.Representations and Warranties of Seller. Subject to all matters described in the Lease Documents, the Environmental Reports (as hereinafter defined) and the other Due Diligence Documents (as hereinafter defined) (all such matters being referred to herein as "Exception Matters"), Seller represents and warrants (the "Express Representations") to Buyer as of the date hereof as follows:
a.Documents: Seller has provided to Buyer true and complete copies of all of (i) the Lease Documents, (ii) the environmental reports listed on Exhibit C (the "Environmental Reports"), (iii) 2009 and 2010 BOMA Standard square footage measurement reports for the Premises, (iv) the Property Condition Assessment Report for the Premises prepared for the

Seller by AEI Consultants dated February 16, 2015 (the "February PCA"), and (v) a survey for the Premises ("Existing Survey") (collectively, together with the Preliminary Commitment and the exception documents listed therein, the "Due Diligence Documents "). The Lease Documents constitute all of the material contracts relating to the Lease executed by Seller. The February PCA is the only property condition assessment report prepared for Seller in connection with Seller's execution of the Lease.
b.Seller Existence and Authority: Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into, and perform its obligations under, this Agreement and any other documents contemplated by this Agreement, including, without limitation, conveying the Premises. The execution and delivery of this Agreement and the Seller Closing Documents are, or will be when executed, and the consummation of the transactions contemplated hereby (i) have been be duly authorized by all necessary limited liability company action on the part of Seller, (ii) do not require any governmental or other consent, and (iii) will not result in the breach of any material agreement, indenture or other instrument to which Seller is a party or is otherwise bound. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
c.No Other Claims: Except pursuant to the Lease, Seller has not assigned, pledged or transferred the Premises, and no other person or other entity has any right or option to acquire the Premises except for the Tenant under certain circumstances as provided in the Lease.
d.No Pending Actions: Seller has not been served with or received written notice of any suit, action, arbitration, or legal or other proceeding or governmental investigation which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Premises owned by Seller, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Premises owned by Seller or any portion thereof. Seller has no actual knowledge of the existence of any material violation or alleged violation of any rule, regulation, ordinance, law or similar matter that applies to the Premises.
e.No Condemnation: Seller has no actual knowledge of any threatened condemnation or taking with respect to the Premises or any part thereof.
f.Lease: Seller has delivered to Buyer a correct and complete copy of the Lease and all amendments thereto, and except for the Lease, Seller has not entered into any other leases or occupancy agreements applicable to the Premises which will be binding on Buyer after the Closing. As of the date hereof, Seller is the holder of all of the landlord’s right, title and interest in, to and under the Lease. The Lease is in full force and effect, and (i) except as expressly set forth in the Lease, there are no rights of first refusal, options to terminate or renew, options to purchase, or any rent concessions given to the Tenant; (ii) all rental and other payments currently due under the Lease have been paid in full; (iii) Seller has no actual knowledge that either Seller or the Tenant is in default under the Lease; (iv) Seller has fully complied with all of its obligations under the Lease that are required to be complied with prior to the Effective Date; (v) Seller has no actual knowledge that Tenant has become entitled to terminate the Lease, or of the occurrence or nonoccurrence of any act or event which would give rise to such a termination right in favor of the Tenant, and (vi) no rents or other payments pursuant to the Lease have been collected more than one month in advance and no rents, security deposits or other deposits are held by Seller, except for base rent paid in advance pursuant to the Lease.
g.No Prior Assignment: Seller’s interest in the Lease has not been previously assigned, encumbered or subjected to any liens.
h.No Violations: Except as set forth in the Due Diligence Documents, Seller has not received written notice that, nor otherwise has actual knowledge that, the present use and operation of the Premises is, in any material way, in violation of any applicable law (including any environmental law, rule or regulation).
i.No Brokerage: There are no existing brokerage commission or similar agreements entered into by the Seller to which the Seller is bound or liable relating to the leasing of all or any portion of the Premises, including, without limitation, the Lease.
j.Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.
k.Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).
l.OFAC. Neither Seller nor, to Seller’s actual knowledge, any of its equity owners nor any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to

Commit, or Support Terrorism) or other similar governmental action, provided that Seller makes no representation or warranty hereunder with respect to any equity owner whose ownership interest is in the form of publicly traded securities.
m. Environmental Condition. As of the date hereof, except as may be disclosed in the environmental reports and or/other items identified in the Environmental Reports, Seller has received no written notices from any governmental authority of any Hazardous Conditions relating to the Premises and Seller has not caused any Hazardous Conditions to be created on the Premises. As used herein, the “Hazardous Conditions” refers to the presence on, in or about the Premises (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which violates applicable environmental laws. In turn, the term “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, a petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB’s and asbestos.
If Seller obtains any actual knowledge of any matter prior to the Closing Date that would make any representation or warranty of Seller untrue or misleading in any material respect, Seller shall notify Buyer of such matter in writing and Buyer may, at its option, as its exclusive remedy (i) terminate Buyer’s obligation hereunder to purchase the Premises, in which case the Escrow Agent shall promptly refund the Earnest Money Deposit, plus accrued interest thereon, if any, to Buyer in accordance with Section 7 of this Agreement, or (ii) accept such matters, in which case Seller shall have no liability whatsoever to Buyer with respect thereto.
If Buyer obtains knowledge of any matters after the date of this Agreement and prior to the Closing Date, which would make any representation and warranty of Seller untrue or misleading in any material respect, Buyer shall notify Seller thereof, and if Seller does not cure such circumstance within five (5) Business Days of such notice, Buyer may, at its option, as its exclusive remedy (i) terminate Buyer’s obligation hereunder to purchase the Premises, in which case the Escrow Agent shall promptly refund the Earnest Money Deposit, plus accrued interest thereon, if any, to Buyer in accordance with Section 7 of this Agreement, or (ii) accept such matters, in which case Seller shall have no liability whatsoever to Buyer with respect thereto.
As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Sarah Nix, Catherine Acomb or Allison McLeod, each of whom is an officer or employee of the manager of Seller and are the primary officers and employees of the manager of Seller with responsibility for the transactions contemplated by the Lease and this Agreement.
The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of nine (9) months from the Closing Date (the “Survival Period”). Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been delivered to Seller by Buyer prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within sixty (60) days after expiration of the Survival Period. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, fact or other matter which was actually known to Buyer (without imputation and with no duty of inquiry) prior to Closing.
12.Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
(a)Buyer Existence and Authority: Buyer is duly organized and in good standing under the laws of the jurisdiction of its formation (unless Buyer is an individual) and has the legal capacity to enter into, and perform its obligations under, this Agreement and any other documents contemplated by this Agreement, including, without limitation, acquiring the Premises. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by it (i) have been authorized by all necessary action on the part of Buyer, (ii) do not require any governmental or other consent and (iii) will not result in the breach of any agreement, indenture or other instrument to which Buyer is a party or is otherwise bound. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
(b)Assignee of Buyer, Existence and Authority: In the event Buyer has elected to exercise its right to assign this Agreement pursuant to Section 22, Buyer represents and warrants that such entity will be at the time of such assignment duly organized, validly existing and in good standing under the laws of the state of its formation and will have at the time of such assignment all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution.
(c)Available Funds. Buyer has available, or will on the Closing Date have available to it, unrestricted funds which it may use in its sole discretion to pay the Purchase Price and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Premises.

(d)Patriot Act. Neither Buyer nor any of its affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.
(e)Felony Conviction. Neither Buyer, nor any of Buyer’s principals, has been convicted of a felony during the ten (10) consecutive year period immediately preceding the Effective Date.
(f)Competitor. Neither Buyer nor any of its Affiliates is Disney / Pixar, Sony Entertainment, Fox Entertainment’s Blue Sky Studios, Illumination Entertainment, or other company and production studio that releases animated or live-action films into the theatrical market (each, a “Competitor”).
The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for the Survival Period. Buyer shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of the Survival Period and an action shall have been commenced by Seller against Buyer within sixty (60) days after the expiration of the Survival Period.
13.Buyer’s Due Diligence.
(a)Due Diligence Period. Buyer acknowledges that it has conducted such due diligence with respect to the Premises that it has determined is appropriate, has accepted such due diligence and wishes to proceed with the acquisition of the Premises (subject to the satisfaction of the conditions precedent to Buyer’s obligations as set forth in this Agreement).
Buyer shall have the right to enter upon the Premises a reasonable number of times, each at a reasonable time and with reasonable notice (which shall not be less than two (2) Business Days’ prior notice) to Seller and, subject to the rights of Tenant and to the prior execution by Buyer of a confidentiality agreement as required by the Lease, to investigate the Premises; provided, however, neither Buyer nor its agents shall undertake any invasive testing of the Premises without the prior written consent of Seller. Buyer hereby (i) agrees, at Buyer’s sole cost and expense, to promptly repair any damage to the property as a result of Buyer’s or any of Buyer’s agent’s or representative’s actions or inactions in connection with any such investigation, inspection, appraisal, survey, examination, testing or auditing and (ii) indemnifies Seller and Tenant against, and holds Seller and Tenant harmless from, all damages, losses, claims, liabilities, costs and expenses that any of them may incur as a result of Buyer’s or any of its agent’s or representative’s actions or inactions in connection with any such investigation, inspection, appraisal, survey, examination, testing or auditing. Buyer hereby agrees that under no circumstances will Buyer or Buyer’s representative contact the Tenant or any affiliate thereof or Tenant’s or any such affiliate’s employees without Seller’s prior written consent.
(b)Title Status.    Title to the Premises shall be conveyed to Buyer free from all liens, encumbrances, encroachments and other exceptions to title, except (i) the Lease, (i) matters caused by Buyer or the activities of Buyer or its agents, employees, consultants, contractors and representatives on the Premises, (iii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, (iv) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, and (v) those matters which are deemed to be Permitted Exceptions (the matters in clauses (i) through (v) of this Section 13(c) collectively referred to as the “Permitted Exceptions”). Notwithstanding the foregoing, in no event shall a Seller Encumbrance constitute a Permitted Exception and Buyer shall have no obligation to object to any Seller Encumbrance. As used herein “Seller Encumbrance” means non- monetary liens and encumbrances voluntarily placed on record against the Premises by Seller (and without the written consent of Buyer, which consent may be granted or withheld in Buyer’s sole and absolute discretion) after the Effective Date that are not required by the Lease, and any and all mortgages and security interests voluntarily placed on record against the Premises by Seller (and without the written consent of Buyer, which consent may be granted or withheld in Buyer’s sole and absolute discretion), whether recorded or placed on record prior to or after the Effective Date. Seller, at its sole cost and expense, shall and is hereby obligated to cause to be released at or prior to the Closing all Seller Encumbrances. Evidence of title shall be the issuance by the Title Company at Closing of its standard 2006 CLTA Owner’s Extended Coverage Policy of Title Insurance covering the Premises, in the full amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).
(c)Title Report and Survey. Buyer may, at Buyer’s expense, employ a reputable surveyor or surveying firm, licensed by the state in which the Premises is located, to update any Existing Survey or survey the Property and prepare and deliver to Buyer, the Title Company and Seller a new ALTA survey thereof (collectively with any Existing Survey, the “Survey”).
Buyer has received a preliminary title report covering the Premises from the Title Company (the “Title Report”), together with copies of all instruments reflected as exceptions set forth therein. Buyer has reviewed the Title Report, the copies of all instruments reflected as exceptions set forth therein, and the Existing Survey and has delivered to the Title Company and Seller a title objection letter dated June 26, 2015 (the “Title Objection Letter”). Buyer acknowledges that Seller has elected not to remove or cure any exceptions to title listed in the Title Objection Letter. The Title Company issued a Pro Forma Policy of Title Insurance on July 10, 2015; all of the exceptions listed on such report or shown on the Existing Survey shall be deemed to be Permitted Exceptions. With respect to any title or survey matters first arising after the Effective Date and prior to the Closing which materially and adversely affect the value or operation of the Premises, other than any of the Permitted Exceptions (to which Buyer shall have no right to object), Buyer shall have until the earlier of (i) five (5) Business Days after Buyer’s actual knowledge of such matters or (ii) the Closing Date to notify Seller in writing of Buyer’s objection thereto (the “Title Objections”). In the event Buyer shall timely notify Seller of any Title Objections, Seller shall have the right, but not the obligation, to cure such Title Objection(s) in its sole and absolute discretion. Within three (3) Business Days after receipt of Buyer’s notice of Title Objection(s) (with the Closing Date automatically extended, if necessary, to allow for such response period) Seller shall notify Buyer in writing whether Seller elects to attempt to cure such Title Objection(s). Failure of Seller to give such notice within said three (3) Business Day period shall be deemed an election by Seller not to cure such Title Objection(s). If Seller elects or is deemed to have elected not to cure any Title Objection(s) specified in Buyer’s notice, Buyer shall have the following options, to be given by written notice to Seller within two (2) Business Days after Buyer’s receipt of Seller’s notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within two (2) Business Days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Premises subject to the Permitted Exceptions, specifically including any matters objected to by Buyer which Seller has elected, or is deemed to have elected, not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money Deposit shall be promptly returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. In addition, if Seller fails prior to Closing to cure or satisfy any Title Objections(s) that Seller has elected, or is required hereunder, to cure or satisfy, then Buyer may: (a) accept a conveyance of the Premises subject to the Permitted Exceptions, specifically including such Title Objection(s) which Seller has failed to cure or satisfy (which such Title Objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Earnest Money Deposit shall be immediately returned to Buyer, Seller shall promptly reimburse Buyer for its actual third party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transactions contemplated by this Agreement up to $125,000 and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder, except for those matters which expressly survive termination of this Agreement.
14.Time of Essence. Time is of the essence of this Agreement.
15.Limitation on Liability. Buyer agrees that Buyer’s recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer (including, without limitation, any agreement, document, certificate or instrument delivered by Seller to Buyer on the Closing Date), or under any law applicable to the Premises or this transaction, shall be shall be strictly limited to an amount not to exceed $4,000,000 (the “Cap”) in the aggregate plus any amount owed in connection with a "Transfer Tax Event," as that term is defined in Section 18, below. In no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s members (or their constituent members, shareholders, managers or partners) or against any entity affiliated with or controlled by, controlling or under common control with Seller or its assets or any director, officer, employee, or shareholder of any of the foregoing.
16.Notices. All notices required or permitted hereunder shall be in writing and shall be given (a) by registered or certified mail, postage prepaid, (b) by a nationally recognized overnight delivery service which provides receipted delivery, (c) by facsimile transmission with confirmation of receipt, or (d) by electronic mail with confirmation of being read, with a copy delivered by another method set forth in this Section 16 addressed, (i) if to Seller, to Greg Nail, at Seller’s address stated on the first page hereof or such other address as Seller shall have last designated by written notice given as aforesaid to Buyer, with a copy to Julia R. Sarron, Sarron Law Group, LLC, 1424 W. Ohio St., Chicago, Illinois 60642 (Telephone No.: 312/492-0022; Facsimile No.: 312/275-8770; E-mail: jsarron@sarronlaw.com), and (ii) if to Buyer, at Buyer’s address stated on the first page hereof or such other address as Buyer shall have last designated by written notice given as aforesaid to Seller, with a copy to Griffin Capital Corporation, 790 Estate Drive, Suite 180, Deerfield, Illinois 60015 (Telephone No.: 847-267-1180; Facsimile No.: 847-267-1237; Email: mhiggins@griffincapital.com). Notices shall be deemed given upon the date of receipt or refusal at the applicable address, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
17.Exhibits. The Exhibits attached to or referred to herein are incorporated by reference as if set forth in full herein.
18.Payment of Fees, Costs and Expenses. Buyer and Seller shall each pay (i) the fees of its counsel retained in connection with this Agreement and the purchase and sale of the Premises and (ii) 50% of the Escrow Agent’s fees. Seller shall be solely responsible for payment at or prior to Closing of (a) the premium for the standard coverage portion of the owner’s policy of title insurance and (b) all transfer taxes related to the purchase and sale of the Premises to Buyer pursuant to this Agreement, the entering into the Lease by Seller and Tenant and/or the assignment of the Lease from Seller to Buyer (the "Transfer Tax Events"). Buyer shall have no liability for, and Seller and "Guarantor," as that term is defined in Section 28(ii), below, shall indemnify and hold harmless Buyer and its Affiliates from, any and all out-of-pocket liabilities and reasonable costs relating to the Transfer Tax Events. Buyer shall be solely responsible for (a) any endorsements to, or extended coverage under, the owner’s policy of title insurance requested by Buyer, (b) all costs and expenses related to Buyer’s due diligence, including any property inspections, environmental assessments, surveys and appraisals, (c) all costs, fees and expenses incurred in connection with any financing of the purchase of the Premises by Buyer, and (d) recording costs for recordation of the Deed. As between Buyer and Seller, there shall be no adjustments at the Closing with respect to property operating, maintenance, real property taxes or other expenses related to the Premises since such expenses are the responsibility of the Tenant under the Lease. The base monthly rent under the Lease shall be prorated as of the Closing Date.
19.No Offer. The submission of a draft of this Agreement or a summary of some or all of its provisions does not constitute an offer to buy or to sell the Premises, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to the obligations hereunder unless and until this Agreement has been executed by both Buyer and Seller.
20.Applicable Law; Modifications; Joint and Several Liability. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California. This Agreement is not subject to any oral understandings, or written understandings not set forth herein, is binding upon and inures to the benefit of Seller and Buyer and their respective personal representatives, successors and permitted assigns, and may be amended only by a written instrument executed by both Seller and Buyer. If two or more persons are named herein as Seller or Buyer, their obligations hereunder shall be joint and several.
21.Counterparts. This Agreement may be executed in multiple counterparts or with multiple signature pages which, when assembled as a single document or, if not so assembled, when taken together shall be deemed to be fully effective and operative as an original document.
22.Assignment. Buyer shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall be entitled to assign its rights in, to and under this Agreement to an Affiliate (as defined below) of Buyer, Griffin Capital Essential Asset REIT, Inc. (“Griffin REIT I”), Griffin Capital Essential Asset REIT II Inc. (“Griffin REIT II”), and/or any entity wholly owned by either Griffin REIT I or Griffin REIT II; or to an exchange accommodation titleholder or other entity established in connection with a forward or reverse 1031 Exchange, in each case without the prior written consent of Seller; provided, however, (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller, (b) the assignee (with the sole exception of an exchange accommodation titleholder) executes and delivers an assignment and assumption agreement in which such assignee assumes all of Buyer’s rights, duties and obligations under this Agreement, and (c) such assignment will not release Buyer from its primary obligation for the payment and performance of all obligations of Buyer under this Agreement. “Affiliate” shall mean with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person or partnership or membership interests, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person’s officers, directors, joint venturers and partners. The term “Person” or “person” shall mean shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Buyer assign its rights under this Agreement to a Competitor.

23.Confidential Information. Buyer and Seller agree to treat as confidential the existence of a possible transaction as described in this Agreement and all information, whether written or oral, that has been, is, or may be furnished in connection by Buyer or Seller with respect to this transaction, but excluding any information in the public domain other than by reason of a breach by Buyer or Seller of its obligations set forth in this Section 23 (the “Confidential Information”), since any unauthorized disclosure of Confidential Information could have a material adverse impact on Buyer and Seller’s and their respective parent’s business. Notwithstanding the foregoing, Buyer may disclose such Confidential Information to its legal, tax, and accounting firms and such other representatives who reasonably need to know such information for the purpose of evaluating the purchase of the Premises by Buyer (collectively, the “Permitted Parties”), and Seller may disclose such Confidential Information to its Affiliates, attorneys, advisors and other representatives that are involved in the transaction contemplated by this Agreement. Further, and notwithstanding anything to the contrary set forth above, each of Buyer and Seller, or any sponsored entity of Buyer, may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission). Notwithstanding the foregoing or any other provision of this Agreement, it is hereby acknowledged that banking and securities regulators, in the ordinary course of their examinations, may have access to Seller’s, and Seller’s affiliates’, books, records and other materials, including the Confidential Information, and disclosure of Confidential Information to such examiners solely for the purposes of the examination process shall not constitute a breach of this Agreement or require any notice to, or consent of, Buyer.
If the transaction is not consummated for any reason, Buyer agrees to destroy or return all Confidential Information furnished by Seller, Broker, Seller’s Affiliates, agents, employees and/or representatives and any copies thereof, including those provided to the Permitted Parties, provided that if Seller has breached this Agreement, Buyer may utilize Confidential Information in connection with the enforcement hereof. Buyer agrees to use the Confidential Information solely for purposes of evaluating and consummating the transaction with Seller, and for no other purpose whatsoever.
Notwithstanding anything herein to the contrary, each party to the transaction contemplated hereby (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent that such disclosure would violate any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.
24.Captions. The section headings appearing in this Agreement are for convenience and reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
25.Legal, Accounting and Tax Advice. Without limiting the effect of the representations and warranties of either party, each party to this Agreement has obtained its own legal, accounting and tax advice, and has not relied upon the other party or other party’s advisors with respect to legal, accounting and/or tax matters related to the transaction evidenced by this Agreement.
26.Completion of Forms. Whenever in this Agreement a document to be delivered at the Closing is described by reference to a form attached as an exhibit hereto, such documents shall be completed substantially in conformance with the referenced form attached as the Exhibit and completed in accordance with the terms of this Agreement.
27.Covenants of Seller. From the date hereof up to and including the Closing Date, Seller covenants:
(i)not to further encumber title to the Premises, except with the prior written consent of Buyer or as otherwise required under the Lease;
(ii)not to modify, amend or alter, in writing or otherwise, any of the Lease Documents;
(iii)not to offer for sale or solicit offers to purchase the Premises (unless this Agreement has been terminated or Buyer is in default hereunder);
(iv)to perform all of its obligations under the Due Diligence Documents to which the Seller is a party (except with respect to those matters for which Tenant is responsible under the Lease); and
(v)to (a) advise Buyer as soon as practicable if Seller acquires actual knowledge of (A) any litigation, suit, arbitration, actions or administrative proceedings instigated or threatened against the Premises, (B) any damage or destruction to any portion of the Premises and any condemnation or taking with respect to any portion of the Premises, (C) the filing of a petition of bankruptcy under the Federal Bankruptcy Code by or against the Tenant, (D) any default with regard to the Due Diligence Documents or the Lease by Tenant or Seller, coupled with true and complete copies of any written notice of default given or received by Seller, (E) any material violation of applicable laws by the Seller or Tenant, in each case, with respect to the Premises, coupled with any written notices concerning same received by Seller, and/or (F) any notice from a governmental entity of a claim that the Premises does not comply in all material respects with any law, ordinance, rule or regulation, including any environmental law, coupled with true and complete copies of such notices .
28.Seller Breach After Closing; Limitation of Liability.
(i)If any of the Express Representations should be false in any material respect when made or Seller is in breach or default of any covenant under this Agreement or any document executed and delivered by Seller at Closing, and Buyer shall first become aware of same after the Closing Date, then Buyer shall give Seller written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of Seller’s false Express Representations or breach or default exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00), then Buyer shall have the right to bring an action against Seller for the actual damages suffered by Buyer due to such false Express Representation or breach or default. Notwithstanding anything to the contrary contained herein, if Closing shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) (collectively, the “Contract Liabilities”) shall not exceed the Cap.
(ii)To provide security for any post-Closing claims of Buyer ("Post Closing Claims") made to enforce any breach of the representations, warranties, and covenants made by Seller in this Agreement that expressly survive the Closing, SunTrust Equity Funding, LLC, a Delaware limited liability company (“Guarantor”), hereby joins this Agreement for the sole purpose of guaranteeing the payment of any Post-Closing Claims up to the Cap, plus any amounts owed pursuant to this Agreement in connection with a Transfer Tax Event. In the event no Post Closing Claims are made in writing and delivered by Buyer to Seller on or before end of the Survival Period, the guaranty by Guarantor hereunder shall automatically terminate at the expiration of the Survival Period. In the event any Post Closing Claims are made in writing and delivered by Buyer to Seller prior to the expiration of the Survival Period, the guaranty of Guarantor shall continue and shall be automatically extended, as necessary, until such Post Closing Claims are fully and finally resolved either through the written agreement of Seller and Buyer or by a final, non-appealable order of a court of competent jurisdiction.
29.Business Day. The term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the State of Georgia are authorized or required by law to be closed.
30.Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereto hereby agree to waive trial by jury in connection with any proceedings related to this Agreement or the transactions contemplated hereby.
31.Legal Fees. If either Buyer or Seller brings any action or suit against the other for any matter relating to or arising out of this Agreement, then the prevailing party in such action or dispute, whether by final judgment or out of court settlement, shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees upon entry of a final, non-appealable order of a court of competent jurisdiction. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees incurred in enforcing, perfecting and executing such judgment.
32.Integration; No Oral Agreements. This Agreement, the Seller Closing Documents and the Buyer Closing Documents embody the entire agreement and understanding between Buyer and Seller with respect to the transactions contemplated hereby and supersede all other agreements and understandings between Buyer and Seller with respect to the subject matter thereof. This Agreement, the Seller Closing Documents and the Buyer Closing Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Buyer and Seller or any coursed of prior dealings. There are no unwritten oral agreements between the parties.
33.Section 1031 Exchange. Seller and/or Buyer, at any time prior to the Closing Date, may elect to effect a simultaneous or non-simultaneous Like-Kind Exchange. Buyer and Seller expressly agree to cooperate with each other in connection with any such exchange in any manner that shall not impose any additional cost or liability upon the other party, including without limitation by executing any and all documents, including escrow instructions or agreements consenting to the assignment of Seller’s and/or Buyer’s rights and obligations hereunder to an exchange entity, which may be necessary to carry out such an exchange; provided, however, that any election by Seller or Buyer to effect such an exchange shall not delay the Closing Date or result in any release of Seller or Buyer of its obligations under this Agreement.

34.California Specific Provisions.
(a)Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of Hazardous Materials have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. There is a possibility that a release of Hazardous Materials may have come to be located on or beneath the Premises, and without in any way limiting the foregoing, as Buyer is already aware, there are conditions associated with the San Fernando Valley (area 2 Glendale) Superfund Site (EPA #: CAD980894901) for which Seller and Tenant are not responsible nor identified as potentially responsible parties. By Buyer’s execution of this Agreement, Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of Buyer’s benefits thereunder and (b) as of the date hereof and the Closing Date and after receiving advice of Buyer’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of Hazardous Materials or other hazardous materials from, on or about the Premises.
(b)Buyer and Seller acknowledge that Seller is required to disclose if any of the Premises lies within the following natural hazardous areas or zones: (i) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code §8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code §8589.4); (iii) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) ( Cal. Gov. Code §51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (x) the Premises owner would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (y) it would not be the State’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code §4142) (Pub. Resources Code § 4136); (v) an earthquake fault zone (Pub. Resources Code § 2621.9); or (vi) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Pub. Resources Code § 2694). As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for First American Natural Hazard Disclosures (the “Natural Hazard Expert”) to determine if the Premises is within the respective natural hazard zone, then for purposes of the disclosure the Premises shall be considered to lie within such natural hazard zone. Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller for errors or omission not within their personal knowledge and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. THESE HAZARDS MAY LIMIT THE BUYER’S ABILITY TO DEVELOP THE PREMISES, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATES WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PREMISES.
(c)Buyer acknowledges that Seller has complied with California Public Resource Code § 25402.10 and the disclosure regulations issued in connection therewith (e.g., California Code of Regulations, Title 20, Sections 1680 - 1684) by, among other things, delivering to Buyer the Data Verification Checklists (as such term is defined in California Code of Regulations, Title 20, Section 1681) for the Premises prior to the date hereof.
By Buyer’s execution of this Agreement, Buyer (a) acknowledges Buyer’s receipt of the Data Verification Checklists and that it is aware of the benefits conferred to Buyer by §1542 of the California Civil Code and the risks it assumes by any waiver of Buyer’s benefits thereunder and (b) as of the date hereof and as of the Closing and after receiving advice of Buyer’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller that may arise out of any of the statutes and regulations referenced in this Section 34(c).
(d)"Hazardous Materials" means (i) all petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), friable asbestos, urea formaldehyde, or (ii) any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous materials,” “hazardous wastes,” “hazardous substances,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any Environmental Laws. “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601-9657, the Hazardous Materials Transportation Act

of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Premises or the operations thereon or use thereof and (A) relating to the environment, human health or natural resources, (B) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (C) regulating the clean-up or other remediation of the Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.
(e)The provisions of this Section 34 shall survive the Closing.
35.Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall give Buyer written notice of such damage promptly after Seller has actual knowledge thereof.
(i)Minor Damage. If the cost for repairing such damage is equal to less than $250,000 (as determined by an independent contractor or appraiser retained by Buyer and reasonably acceptable to Seller with at least ten (10) years’ experience in the market in which the Premises is located), then this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Buyer shall be obligated to purchase the Premises notwithstanding such damage or to replace the Premises.
(ii)Major Damage. If (i) the cost for repairing such damage is greater than $250,000 (as determined by an independent contractor or appraiser retained by Buyer and reasonably acceptable to Seller with at least ten (10) years’ experience in the market in which the Premises is located), or (ii) Tenant terminates the Lease or is permitted to reduce its rent under such Lease as a result of such damage, then in each case the Buyer shall have the option, exercisable by written notice delivered to Seller and Escrow Agent within ten (10) Business Days after Seller’s notice of damage to Buyer (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to continue this Agreement in full force and effect with no reduction in the Purchase Price; or (ii) to terminate this Agreement. If Buyer elects to terminate this Agreement, the Earnest Money Deposit shall be immediately returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination of this Agreement. If Buyer fails to notify Seller within such ten (10) Business Day period of Buyer’s intention to terminate this Agreement, then Buyer shall be deemed to have elected option (i), and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.
36.Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Premises, Seller shall promptly upon obtaining actual knowledge thereof notify Buyer thereof (“Taking Notice”). If the condemnation will not result in the right of the Tenant to terminate the Lease, the parties shall proceed to Closing, in which event Seller shall assign or pay to Buyer at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation and/or pay to Buyer all such awards previously paid (subject, in each case, to the rights of the Tenant thereto pursuant to the Lease). In the event that such condemnation will result in the right of the Tenant to terminate the Lease, Buyer shall have the option, which shall be exercised by written notice to Seller and Escrow Agent within ten (10) Business Days after its receipt of the Taking Notice (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to terminate this Agreement and receive the immediate return of the Earnest Money Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination of this Agreement), or (ii) to consummate the purchase of the Premises without a reduction of the Purchase Price, in which event Seller shall assign or pay to Buyer at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Buyer all such awards previously paid(subject, in each case, to the rights of the Tenant thereto pursuant to the Lease). Failure to give notice of Buyer’s election within such ten (10) Business Day period shall be deemed an election by Buyer to proceed to Closing.

Executed as an instrument under seal as of the date first set forth above.

SELLER:
DW GLENDALE CA LANDLORD, LLC

By:	SunTrust Equity Funding, LLC, a Delaware limited liability company, its sole member

By:	/s/ Allison McLeod
Name:	Allison McLeod
Title:	Manager

PURCHASER:
GRIFFIN CAPITAL CORPORATION, a California corporation

By:	/s/ Michael Escalante
Name:	Michael Escalante
Title:	Chief Investment Officer

JOINDER OF GUARANTOR

SunTrust Equity Funding, LLC a Delaware limited liability company (the "Company"), hereby joins in this Agreement for the sole purpose of guaranteeing the payment of any Post-Closing Claims up to the Cap, plus any amounts owed under this Agreement in connection with a Transfer Tax Event. The Company represents and warrants that (a) the Company is affiliated with Seller and will receive a substantial benefit from Buyer entering into this Agreement and consummating the transaction contemplated hereby, (b) the Company has the power and authority to enter into this Joinder, (c) this Joinder is not in conflict with any other indenture, agreement or other instrument to which the Company is a party or bound, and (d) this Joinder constitutes a legal, valid and binding obligation enforceable against the Company in accordance with its terms. The Company hereby waives, to the extent permitted by law, any and all notices with respect to the matters pertaining hereto, diligence and demand of performance, and the benefit of any suretyship defenses or circumstances that might constitute a legal or equitable discharge of a surety. The undersigned hereby agrees that Buyer may enforce the provisions of this Joinder without the necessity of first proceeding against Seller or pursuing any other remedy or enforcing any other right. The Company shall be obligated hereunder, notwithstanding any modification, discharge, indulgence or extension of the guaranteed obligations that may occur in any bankruptcy or reorganization case or proceeding concerning Seller or otherwise. The provisions of this Joinder shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of and shall be enforceable by Buyer and its successors and assigns.

SunTrust Equity Funding, LLC, a Delaware limited liability company, its sole member

By:	/s/ Allison McLeod
Name:	Allison McLeod
Title:	Manager